FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

•	Q1 Earnings Increased 111% Over Prior Year to $0.59 Per Share

•	Home Sale Revenues Gained 21% to $1.9 Billion; Closings Increased 9% to 4,626 Homes

•	Home Sale Gross Margins Increased 40 Basis Points to 23.6%

•	Operating Margin Increased 270 Basis Points to 11.0%

•	Value of Net New Orders Increased 18% to $2.9 Billion; Net New Orders Gained 12% to 6,875 Homes

•	Backlog Value Up 30% to $5.0 Billion; Unit Backlog Increased 21% to 11,245 Homes

•	Repurchased $52 Million of Stock During the Quarter

ATLANTA - April 24, 2018 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2018. For the quarter, the Company reported an 87% increase in net income to $171 million, and a 111% gain in earnings to $0.59 per share. The Company’s prior year net income was $92 million, or $0.28 per share, inclusive of $0.03 per share of expense associated with the resolution of certain insurance matters.

“PulteGroup has gotten off to an exceptional start in 2018, as we realized 21% top line growth while effectively doubling reported earnings per share,” said Ryan Marshall, President and CEO of PulteGroup. “By continuing to invest organically within our established markets, we have put ourselves in position to grow our business while continuing to generate high returns.”

“Robust buyer demand in the face of mortgage and financial market volatility attests to the strong underpinnings of this housing recovery which is being bolstered by sustained economic growth, good job trends, favorable demographics and a limited supply of homes for sale,” said Marshall. “Within this environment, we believe that our diversified operating platform, balanced customer base and supportive land pipeline puts the Company in a strong competitive position to achieve its long-term financial goals.”

Home sale revenues for the first quarter totaled $1.9 billion, an increase of 21% over the prior year. Higher revenues for the quarter were driven by a 10% increase in average selling price to $413,000, in combination with a 9% increase in closings to 4,626 homes.

Home sale gross profits for the quarter were $452 million, or 23.6% of home sale revenues, compared with $368 million, or 23.2% of home sale revenues, in the prior year. SG&A expense for the first quarter was $241 million, or 12.6% of home sale revenues. SG&A expense for the prior year was $236 million, or 14.9% of home sale revenues, inclusive of $15 million of expenses associated with the resolution of certain insurance matters. Operating margin for the period was 11.0%, an increase of 270 basis over prior year reported operating margin of 8.3%.

For the quarter, net new orders increased 12% over the prior year to 6,875 homes, as the dollar value of net new orders increased 18% to $2.9 billion. During the first quarter, the Company operated out of 844 communities, which was up 8% over 2017.

The Company ended the quarter with a backlog of 11,245 homes valued at $5.0 billion, which are increases of 21% and 30%, respectively, over last year, and represent decade highs for the period. The average sales price in backlog increased 8% over last year to $441,000, as price benefitted from the product and geographic mix of homes, as well as higher selling prices realized within each buyer group.

PulteGroup’s financial services operations generated pretax income of $14 million, which is unchanged from last year, as the benefit of higher production volumes was offset by more competitive market conditions that impacted pricing and capture rate. Mortgage capture rate for the first quarter was 78% compared with 80% in the first quarter of 2017.

The Company ended the quarter with $185 million of cash. During the quarter, the Company repurchased 1.7 million common shares for $52 million, or an average price of $30.86 per share.

A conference call discussing PulteGroup's first quarter results is scheduled for Tuesday, April 24, 2018, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any impairment charge and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws, including, but not limited to the Tax Cuts and Jobs Act which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Homebuilding
Home sale revenues	$1,911,598	$1,585,421
Land sale and other revenues	12,557	2,690
	1,924,155	1,588,111
Financial Services	45,938	41,767
Total revenues	1,970,093	1,629,878

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,459,940)	(1,217,678)
Land sale cost of revenues	(11,548)	(3,228)
	(1,471,488)	(1,220,906)

Financial Services expenses	(32,213)	(28,367)
Selling, general, and administrative expenses	(240,893)	(236,268)
Other expense, net	(1,308)	(5,072)
Income before income taxes	224,191	139,265
Income tax expense	(53,440)	(47,747)
Net income	$170,751	$91,518

Per share:
Basic earnings	$0.59	$0.29
Diluted earnings	$0.59	$0.28
Cash dividends declared	$0.09	$0.09

Number of shares used in calculation:
Basic	286,683	317,756
Effect of dilutive securities	1,343	2,329
Diluted	288,026	320,085

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2018	December 31, 2017

ASSETS

Cash and equivalents	$150,821	$272,683
Restricted cash	33,966	33,485
Total cash, cash equivalents, and restricted cash	184,787	306,168
House and land inventory	7,465,028	7,147,130
Land held for sale	69,522	68,384
Residential mortgage loans available-for-sale	385,453	570,600
Investments in unconsolidated entities	64,810	62,957
Other assets	784,355	745,123
Intangible assets	137,542	140,992
Deferred tax assets, net	614,898	645,295
	$9,706,395	$9,686,649

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$446,304	$393,815
Customer deposits	308,864	250,779
Accrued and other liabilities	1,226,233	1,356,333
Income tax liabilities	115,667	86,925
Financial Services debt	246,952	437,804
Notes payable	3,087,718	3,006,967
	5,431,738	5,532,623
Shareholders' equity	4,274,657	4,154,026
	$9,706,395	$9,686,649

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$170,751	$91,518
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	23,479	39,226
Land-related charges	3,419	3,535
Depreciation and amortization	11,890	13,209
Share-based compensation expense	8,451	14,161
Other, net	(793)	555
Increase (decrease) in cash due to:
Inventories	(237,169)	(267,014)
Residential mortgage loans available-for-sale	185,147	194,117
Other assets	(9,246)	21,858
Accounts payable, accrued and other liabilities	13,084	(71,362)
Net cash provided by (used in) operating activities	169,013	39,803
Cash flows from investing activities:
Capital expenditures	(15,428)	(9,996)
Investments in unconsolidated entities	(1,000)	(14,802)
Other investing activities, net	452	1,423
Net cash used in investing activities	(15,976)	(23,375)
Cash flows from financing activities:
Repayments of debt	(451)	(1,067)
Borrowings under revolving credit facility	768,000	—
Repayments under revolving credit facility	(768,000)	—
Financial Services borrowings (repayments)	(190,852)	(191,240)
Stock option exercises	2,723	11,118
Share repurchases	(59,491)	(105,522)
Dividends paid	(26,347)	(29,102)
Net cash provided by (used in) financing activities	(274,418)	(315,813)
Net increase (decrease)	(121,381)	(299,385)
Cash, cash equivalents, and restricted cash at beginning of period	306,168	723,248
Cash, cash equivalents, and restricted cash at end of period	$184,787	$423,863

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$30,109	$12,830
Income taxes paid (refunded), net	$631	$1,043

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
HOMEBUILDING:
Home sale revenues	$1,911,598	$1,585,421
Land sale and other revenues	12,557	2,690
Total Homebuilding revenues	1,924,155	1,588,111

Home sale cost of revenues	(1,459,940)	(1,217,678)
Land sale cost of revenues	(11,548)	(3,228)
Selling, general, and administrative expenses ("SG&A")	(240,893)	(236,268)
Other expense, net	(1,416)	(5,175)
Income before income taxes	$210,358	$125,762

FINANCIAL SERVICES:
Income before income taxes	$13,833	$13,503

CONSOLIDATED:
Income before income taxes	$224,191	$139,265

OPERATING METRICS:
Gross margin % (a)(b)	23.6%	23.2%
SG&A % (a)	(12.6)%	(14.9)%
Operating margin % (a)	11.0%	8.3%

(a)	As a percentage of home sale revenues.

(b)	Gross margin equals home sale revenues minus home sale cost of revenues.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Home sale revenues	$1,911,598	$1,585,421

Closings - units
Northeast	251	232
Southeast	924	836
Florida	887	832
Midwest	767	668
Texas	809	840
West	988	817
	4,626	4,225
Average selling price	$413	$375

Net new orders - units
Northeast	448	411
Southeast	1,259	1,077
Florida	1,444	1,040
Midwest	1,102	1,162
Texas	1,323	1,211
West	1,299	1,225
	6,875	6,126
Net new orders - dollars	$2,893,552	$2,446,141

Unit backlog
Northeast	709	566
Southeast	2,051	1,612
Florida	2,235	1,626
Midwest	1,822	1,801
Texas	1,940	1,783
West	2,488	1,935
	11,245	9,323
Dollars in backlog	$4,961,018	$3,802,231

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
MORTGAGE ORIGINATIONS:
Origination volume	2,992	2,873
Origination principal	$909,800	$806,352
Capture rate	77.7%	80.3%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Interest in inventory, beginning of period	$226,611	$186,097
Interest capitalized	43,960	44,923
Interest expensed	(30,558)	(27,192)
Interest in inventory, end of period	$240,013	$203,828